RMK STRATEGIC INCOME FUND, INC.
                           DIVIDEND REINVESTMENT PLAN

      EquiServe Trust Company, N.A. and EquiServe, Inc., an affiliate of EquiServe Trust Company, N.A., and a transfer agent registered with the Securities and Exchange Commission acting as service agent for EquiServe Trust Company, N.A., will act as Plan Agent for the stockholders of RMK Strategic Income Fund, Inc. (the "Fund") that have not elected in writing or by telephone to receive dividends and distributions in cash (each a "Participant"), will open an account for each Participant under the Dividend Reinvestment Plan ("Plan") in the same name as their then current shares of common stock of the Fund ("Shares") are registered and will put the Plan into effect for each Participant as of the first record date for a dividend or capital gains distribution.

      Whenever the Fund declares a dividend or distribution with respect to the Shares, each Participant will receive such dividends and distributions in additional Shares, including fractional Shares acquired by the Plan Agent and credited to each Participant's account. If on the payment date for a cash dividend or distribution, the net asset value per Share is equal to or less than the market price per Share plus estimated brokerage commissions ("premium"), the Plan Agent shall automatically receive such Shares, including fractions, for each Participant's account. Except in the circumstances described in the next paragraph, the number of additional Shares to be credited to each Participant's account shall be determined by dividing the dollar amount of the dividend or distribution payable on their Shares by the greater of the net asset value per Share determined as of the date of purchase or 95% of the then current market price per Share on the payment date.

      Should the net asset value per Share exceed the market price per Share plus estimated brokerage commissions ("discount") on the payment date for a cash dividend or distribution, the Plan Agent or a broker-dealer selected by the Plan Agent shall endeavor, for a purchase period lasting until the last business day before the next date on which the Shares trade on an "ex-dividend" basis, but in no event, except as provided below, more than thirty (30) days after the dividend payment date, to apply the amount of such dividend or distribution on each Participant's Shares (less their pro rata share of brokerage commissions incurred with respect to the Plan Agent's open-market purchases in connection with the reinvestment of such dividend or distribution) to purchase Shares on the open market for each Participant's account. No such purchases may be made more than thirty (30) days after the payment date for such dividend except where temporary curtailment or suspension of purchase is necessary to comply with applicable provisions of federal securities laws. If, at the close of business on any day during the purchase period the net asset value per Share equals or is less than the market price per Share plus estimated brokerage commissions, the Plan Agent will not make any further open-market purchases in connection with the reinvestment of such dividend or distribution. If the Plan Agent is unable to invest the full dividend or distribution amount through open-market purchases during the purchase period or if the discount shifts to a premium, the Plan Agent shall request that, with respect to the uninvested portion of such dividend or distribution amount, the Fund issue new Shares at the close of business on the earlier of the last day of the purchase period or the first day during the purchase period on which the net asset value per Share equals or is less than the market price per Share, plus estimated brokerage commissions, such Shares to be issued in accordance with the terms specified in the second paragraph hereof. These newly issued Shares will be valued at the then-current


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market price per Share at the time such Shares are to be issued. Participants should note that they will not be able to instruct the Plan Agent to purchase Shares at a specific time, at a specific price or through a specific broker-dealer.

      For purposes of making the dividend reinvestment purchase comparison under the Plan, (a) the market price of the Shares on a particular date shall be the last sales price on the New York Stock Exchange (or if the Shares are not listed on the New York Stock Exchange, such other exchange on which the Shares are principally traded) on that date, or, if there is no sale on such Exchange (or if not so listed, in the over-the-counter market) on that date, then the mean between the closing bid and asked quotations for such Shares on such Exchange on such date and (b) the net asset value per Share on a particular date shall be the net asset value per Share most recently calculated by or on behalf of the Fund. All dividends, distributions and other payments (whether made in cash or Shares) shall be made net of any applicable withholding tax.

      Open-market purchases provided for above may be made on any securities exchange where the Fund's Shares are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Plan Agent shall determine. Each Participant's uninvested funds held by the Plan Agent will not bear interest, and it is understood that, in any event, subject to the third to last paragraph hereof, the Plan Agent shall have no liability in connection with any inability to purchase Shares within thirty
(30) days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the Shares acquired for each Participant's account. For the purpose of cash investments, the Plan Agent may commingle each Participant's funds with those of other stockholders of the Fund for whom the Plan Agent similarly acts as agent, and the average price (including brokerage commissions the Plan Agent is required to pay) of all Shares purchased by the Plan Agent shall be the price per Share allocable to each Participant in connection therewith.

      The Plan Agent may hold each Participant's Shares acquired pursuant to the Plan together with the Shares of other stockholders of the Fund acquired pursuant to the Plan in noncertificated form in the Plan Agent's name or that of the Plan Agent's nominee. The Plan Agent will forward to each Participant any proxy solicitation material and will vote any Shares so held for each Participant in accordance with the instructions set forth on proxies returned by the participant to the Fund.

      The Plan Agent will confirm to each Participant each acquisition made for their account as soon as practicable but not later than sixty (60) days after the date thereof. Dividends and distributions on fractional Shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the Shares at the time of termination, less the pro rata expense of any sale required to make such an adjustment.

      Any Share dividends or split Shares distributed by the Fund on Shares held by the Plan Agent for Participants will be credited to their accounts. In the event that the Fund makes available to its stockholders rights to purchase additional Shares or other securities, the Shares held for each Participant under the Plan will be added to other Shares held by the Participant in calculating the number of rights to be issued to each Participant.

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      The Plan Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. Participants will be charged their pro rata share of brokerage commissions on all open-market purchases. If a Participant elects to have the Plan Administrator sell part or all of his or her Shares and remit the proceeds, such Participant will subject to a $15.00 service fee and a $0.12 per share sold processing fee (which include applicable brokerage commissions the Plan Administrator is required to pay). The Participant will not be charged any other fees for this service. However, the Fund reserves the right to amend the Plan to include a service fee payable by the Participants.

      Participants may terminate their account under the Plan by calling the Plan Agent at 1-800-426-5523, writing to the Plan Agent at EquiServe Trust Company, N.A., P.O. Box 43010, Providence RI 02940-3010 or completing and returning the transaction form attached to each Plan statement. Such termination will be effective immediately if the Participant's notice is received by the Plan Agent not less than ten days prior to any dividend or distribution record date, otherwise such termination will be effective the first trading day after the payment date for such dividend or distribution with respect to any subsequent dividend or distribution. The Plan may be terminated by the Plan Agent or the Fund upon notice in writing mailed to each Participant at least thirty (30) days prior to any effective date of termination.

      Similarly, Participants may request to sell a portion of the Shares held by the Agent in their Plan accounts by calling the Plan Agent, writing to the Plan Agent or completing and returning the transaction form attached to each Plan statement. The Plan Agent will sell such Shares through a broker-dealer selected by the Agent within five (5) business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less any brokerage commissions. Participants should note that the Plan Agent is unable to accept instructions to sell on a specific date, at a specific price or through a specific broker-dealer.

      These terms and conditions may be amended or supplemented by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least thirty (30) days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Agent receives notice of the termination of their account under the Plan. Any such amendment may include an appointment by the Plan Agent in its place and stead of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Agent under these terms and conditions. Upon any such appointment of any Plan Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Plan Agent, for each Participant's account, all dividends and distributions payable on Shares held in their name or under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

      The Plan Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services

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performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent's negligence, bad faith, or willful misconduct or that of its employees.

      The automatic reinvestment of dividends or distributions does not relieve Participants of any taxes which may be payable on such dividends or distributions. Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

      These terms and conditions shall be governed by the laws of the State of Maryland.



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